Exhibit 3.152

ARTICLES OF ORGANIZATION

OF

HOSPITAL MEDICINE ASSOCIATES, LLC

               The undersigned, pursuant to the provisions of Chapter 608 of the Florida Statutes, for the purpose of forming a limited liability company under the laws of the State of Florida, hereby adopts the following Articles of Organization.

ARTICLE I - NAME

               The name of the limited liability company is Hospital Medicine Associates, LLC (the “Company”).

ARTICLE II - ADDRESS

               The mailing address and the street address of the principal office of the Company is:

14050 NW 14th Street, Suite 190
Fort Lauderdale, FL 33323

ARTICLE III - REGISTERED AGENT AND ADDRESS

               The name of the Registered Agent for the Company is Corporation Service Company and its street address is as follows:

1201 Hays Street
Tallahassee, Florida 32301-2525

ARTICLE IV - MANAGEMENT

               The Company shall be managed by one or more managers and is, therefore, a manager-managed company.

               IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on this 28th day of June, 2005

/s/ John R. Stair
John R. Stair

STATEMENT OF ACCEPTANCE OF REGISTERED AGENT

               The undersigned, being the corporation named in the Articles of Organization of Hospital Medicine Associates, LLC, as the Registered Agent of this limited liability company, hereby consents to and accepts the appointment as Registered Agent of the Company and agrees to act in such capacity. The undersigned further agrees to company with the provisions of all statutes relating to the proper and complete performance of the undersigned's duties as Registered Agent. The undersigned states that it is familiar with and accepts the responsibilities and obligations of its position as the Registered Agent of the Company, as provided for in Chapter 608, Florida Statues.

Corporation Service Company

By:____________________________
Its:____________________________